EXHIBIT 99.2

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name, the description of our role and the valuation of the real properties and related assumptions provided under the heading “November 30, 2018 NAV per Share” in the Current Report on Form 8-K of Black Creek Industrial REIT IV Inc., filed with the Securities and Exchange Commission on December 13, 2018, being incorporated by reference in this Registration Statement on Form S-8 of Black Creek Industrial REIT IV Inc.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
December 14, 2018	Altus Group U.S., Inc.